Exhibit 10.11

Execution Copy

THIS INSTRUMENT WAS ORIGINALLY ISSUED ON MARCH 4, 2004, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

THIS INSTRUMENT IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN SUBORDINATION AGREEMENT DATED MARCH 4, 2004, AMONG COMMERCE BANK, N.A., C3 CAPITAL PARTNERS, L.P., WALCO INTERNATIONAL, INC., CHEMDEX, INC. AND SPARHAWK LABORATORIES, INC. (THE ‘‘SUBORDINATION AGREEMENT’’).

SPARHAWK LABORATORIES, INC.

UNSECURED SUBORDINATED NOTE

March 4, 2004	$350,000.00

FOR VALUE RECEIVED, Sparhawk Laboratories, Inc. (the ‘‘Company’’) hereby promises to pay to Chemdex, Inc., a Kansas corporation (‘‘Chemdex’’), the principal amount of $350,000.00 together with interest thereon calculated from the date hereof in accordance with the provisions of this Note.

1.                                       Payment of Interest.   Interest shall accrue at the rate of 13% per annum (computed on the basis of a 365-day year and the actual number of days elapsed in any year) on the unpaid principal amount of this Note outstanding from time to time, or (if less) at the highest rate then permitted under applicable law.  The Company shall pay to Chemdex all interest accrued on the outstanding principal amount of this Note during the twelve (12) months immediately preceding the anniversary of the date of this Note on each of the first, second, third, fourth and fifth anniversaries of the date of this Note; provided, however, the Company shall have the right on each of the first, second, third and fourth anniversaries of the date of this Note to add all or a portion of such accrued interest to the outstanding principal amount of this Note on such anniversary date.  Any portion of the accrued interest that is not paid to Chemdex on the first, second, third or fourth anniversaries of the date of this Note shall automatically be added to the outstanding principal amount of this Note and shall bear interest at the same rate at which interest is then accruing on the outstanding principal amount of this Note.  All unpaid interest that is added to the outstanding principal amount of this Note shall become due and payable in full on the fifth anniversary of the date of this Note, as provided in Section 2(a) below.  Interest shall accrue on the outstanding principal amount of this Note until such time as payment therefore is actually remitted to Chemdex.

2.                                       Payment of Principal on Note.

(a)                                                          Scheduled Payment.  Subject to any voluntary prepayment permitted pursuant to Section 2(b) below, all outstanding principal on this Note shall be due and payable in full upon the fifth anniversary of the date of this Note.

(b)                                                         Prepayments.  Subject to the terms of the Subordination Agreement, the Company may make prepayments of principal of this Note (each a ‘‘Prepayment’’) at any time and from time to time, in each case without premium or penalty, provided that, in connection with the Prepayment of the entire unpaid principal balance of this Note, the Company shall also pay all accrued interest to, but not including, the date of such Prepayment.  The Company agrees, upon Chemdex’s request from time to time, to furnish Chemdex with a written accounting of the outstanding principal amount of and accrued interest due on this Note.

3.                                       Cancellation.  After all principal and accrued interest at any time owed on this Note have been paid in full, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

4.                                       Payments.  All payments to be made to Chemdex shall be made in the lawful money of the United States of America.

5.                                       Place of Payment.  Payments of principal and interest shall be remitted to Chemdex at the address specified below for notices, or to such other address or to the attention of such other person as specified by prior written notice to the Company.

6.                                       Business Days.  If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of Kansas, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

7.                                       Usury Laws.  It is the intention of the Company and Chemdex to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters.  If the maturity of this Note is accelerated by reason of an election by Chemdex resulting from an Event of Default, or otherwise then earned interest may never include more than the maximum amount permitted by law, statute, rule or regulation, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law, statute, rule or regulation shall be canceled automatically and, if theretofore paid, shall at the option of Chemdex either be refunded to the Company or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be refunded to the Company.  The aggregate of all interest (whether designated as interest, fees, or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time.  If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, refunded to the Company or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be refunded to the Company.

8.                                       Financial Statements.  So long as there remains unpaid principal and accrued interest outstanding under this Note, the Company shall furnish to Chemdex:

(i)                                     as soon as available but in any event within thirty (30) days after the end of each quarterly accounting period in each fiscal year, unaudited consolidating and consolidated statements of income and cash flows of Company for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarterly period, and unaudited consolidating and consolidated balance sheets of Company as of the end of each quarterly period, setting forth in each case comparisons to Company’s corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with generally accepted accounting principles consistently applied (except for any financial periods prior to the date hereof) subject to the absence of footnote disclosures and to normal year-end adjustments for recurring accruals, and shall be certified by Company’s chief executive officer; and

(ii)                                  within one hundred twenty (120) days after the end of each fiscal year, consolidating and consolidated statements of income and cash flows of Company for such fiscal year, and consolidating and consolidated balance sheets of Company as of the end of such fiscal year, setting forth in each case comparisons to Company’s preceding fiscal year, all prepared in accordance with generally accepted accounting principles consistently applied (except for any financial periods prior to the date hereof) and certified by BKD, LLP or other independent accounting firm acceptable to the Senior Lenders (as defined in the Subordination Agreement) or, if the Senior Liabilities (as defined in the Subordination Agreement) have been fully paid and satisfied, reasonably acceptable to Chemdex.

9.                                       Events of Default.  Time is of the essence in the payment and performance of this Note.  The occurrence of any of the following shall constitute an ‘‘Event of Default’’ for purposes of this Note:

(i)                                     Subject to Company’s right to defer the payment of accrued interest pursuant to Section 1 above, Company fails to make any payment of principal or interest when due under this Note, and such failure continues for a period of five (5) business days thereafter;

(ii)                                  Company fails to pay any amount due or perform any other material obligation under that certain Warrant and Repurchase Agreement, dated March 4, 2004, by Company to Chemdex, and such failure continues for fifteen (15) or more business days thereafter; or

(iii)                               Company commences any proceeding with respect to its bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation, or any such proceeding is commenced against Company and either (a) Company by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such proceeding is not dismissed within sixty (60) days thereafter.

Upon the occurrence of any Event of Default, and at any time thereafter as long as such Event of Default is continuing, Chemdex may, at its option, declare the entire outstanding principal balance and accrued interest hereunder immediately due and payable, and Chemdex shall have all of the rights and remedies available under applicable law.  The

Company agrees that if this Note is placed in the hands of an attorney for collection, it shall, to the extent permitted by applicable law, pay Chemdex its reasonable attorneys’ fees and all court costs.

10.                                 Construction.  The Company and Chemdex have participated jointly in the negotiation and drafting of this Note.  In the event an ambiguity or question of intent or interpretation arises, this Note shall be construed as if drafted jointly by the Company and Chemdex, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Note.

11.                                 Governing Law.  This .Note shall be governed and construed in accordance with the laws of the State of Kansas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Kansas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Kansas.

12.                                 Replacement.  Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of Chemdex shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Note, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of this Note, the Company shall (at its expense) execute and deliver, in lieu thereof, a new Note of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated Note and dated the date of such lost, stolen, destroyed or mutilated Note.

13.                                 Notices.  All notices and other communications provided for herein shall, unless otherwise stated herein, be in writing and shall be personally delivered or sent by certified mail, postage prepaid, by prepaid overnight nationally recognized courier, or by facsimile, to the intended party at the address or facsimile number of such party set forth as follows:

If to Chemdex:

Chemdex, Inc.
c/o Polydex Pharmaceuticals Limited
421 Comstock Road
Toronto Ontario Canada M1L 2H5
Attn:  President
Facsimile No. 416-755-0334

If to the Company:

Sparhawk Laboratories, Inc.
12340 Santa Fe Trail Drive
Lenexa, Kansas 66215

Attention: Bert Hughes
Facsimile No. (913) 888-6741

or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective (a) if personally delivered, when delivered, (b) if sent by certified mail, three (3) days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one business day after having been given to such courier, or (d) if transmitted by facsimile, upon confirmation of transmission by sender’s facsimile equipment.

14.                                 Certain Waivers.  The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time, all without in any way affecting the liability of the undersigned for all obligations and liabilities under this Note.

15.                                 No Assignment.  Neither this Note nor Chemdex’s rights hereunder may be assigned or transferred by Chemdex without the Company’s prior written consent thereto, which consent may be withheld or denied by Company in the exercise of its sole discretion.  Any purported assignment or transfer by Chemdex without such consent shall be invalid and without legal effect, in which event Company may continue to satisfy its payment and other obligations under this Note by directing its payments and other performance to Chemdex.  Notwithstanding the foregoing, Chemdex may assign and transfer this Note and all of its rights hereunder to any entity which is controlled by, controls, or is under common control with, Chemdex if Chemdex furnishes Company prior written notice of the name and address of such assignee for purposes of Company’s performance hereunder.

16.                                 No Security.  This Note is an unsecured obligation of the Company.

17.                                 No Right of Set-off.  Chemdex shall have no right to set-off any obligation owed to the Company against amounts payable by the Company under this Note.

18.                                 Subordination Agreement.  The rights of Chemdex under this Note are subject to the terms of a Subordination Agreement, dated March 4, 2004, by and among the Company, Chemdex, Commerce Bank, N.A., C3 Capital Partners, L.P. and Walco International, Inc.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Note on March 4, 2004.

SPARHAWK LABORATORIES, INC.
a Missouri corporation

By:	/s/ E. Bert Hughes
	Name:	E. Bert Hughes
	Title:	President